Exhibit 99.1
TRIUMPH BANCORP ANNOUNCES $50 MILLION STOCK REPURCHASE PROGRAM
DALLAS – February 7, 2022 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (Nasdaq: TBK) (“Triumph” or the “Company”) announced today that its board of directors has authorized the Company to repurchase up to $50 million of its outstanding common stock. The Company may repurchase shares from time to time in open market transactions or through privately negotiated transactions at the Company’s discretion. The amount, timing and nature of any share repurchases will be based on a variety of factors, including the trading price of the Company’s common stock, applicable securities laws restrictions, regulatory limitations and market and economic factors. The repurchase program is authorized for a period of up to one year and does not require the Company to repurchase any specific number of shares. The repurchase program may be modified, suspended or discontinued at any time, at the Company’s discretion.
“With our continued focus on a disciplined capital allocation strategy, we believe that this new share repurchase authorization will broaden the toolset and options available to us to continue to drive shareholder value," said Aaron Graft, Vice Chairman and Chief Executive Officer. "Our strong earnings and capital formation support growth and potential future acquisitions. Any purchases pursuant to this program will be accretive to earnings per share and will be funded through available cash and retained earnings."
This press release is for informational purposes only and does not constitute an offer to sell or the solicitation to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Triumph
Triumph Bancorp, Inc. (Nasdaq: TBK) is a financial holding company headquartered in Dallas, Texas, offering a diversified line of payments, factoring, and banking services. www.triumphbancorp.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 12, 2021. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update the information.
Source: Triumph Bancorp, Inc.

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